EXIHBIT 10.4

EMPLOYMENT AGREEMENT

This employment Agreement is made and entered into on this December 13, 2013, by and between Accelera Innovations Inc., located at 20511 Abbey Drive, Frankfort, IL 60423 ("Employer"), and Daniel P. Gallagher ("Employee").

In consideration of the mutual covenants set forth herein, Employer agrees to hire Employee and Employee agrees to the employment for Employer per the terms and conditions of this Agreement.

I.               DURATION:

This Agreement shall be for a period of three (3) years beginning December 13, 2013.

II.               DUTIES:

Employee shall be employed in the position of Director of Marketing and Business Development for At Home Health Services LLC and At Home Health Management LLC.

The job function of this position is to manage and maintain business accounts and relationships, including staffing services accounts and DCFS accounts, and public relations accounts of clients of Employer.

III.               BEST EFFORTS:

Employee shall devote reasonable and necessary time, attention, knowledge, and skills to the interest of Employer's business and shall use his best efforts in doing so.  The parties understand that Employee's primary focus is with At Home Health Services LLC and All Staffing Services, LLC; and the MSO.

IV.               PLACE AND HOURS OF EMPLOYMENT:

Employee agrees that his employment shall be primarily conducted from the Employer's offices in Mokena, IL, although travel may, as circumstances dictate, be necessary to carry out his duties.  Employee will devote as much time as necessary to effectively carry out his duties in a normal, usual, and customary work week.

V.               PERFORMANCE:

Employee shall use his best efforts to maintain and manage all current and future contracts managed by Employer.

Exhibit 10.4 -- Page 1

VI.               COMPENSATION:

Employee shall be compensated at the rate of ONE HUNDRED THOUSAND DOLLARS ($100,000.00) per annum, payable beginning on March 12, 2014 and shall be paid biweekly thereafter.  Employer shall deduct or withhold from said compensation any and all sums required for federal income and social security taxes, as well as any other legitimate tax required by law.  Salary increases shall be based on job performance and shall be renegotiated annually.

As additional consideration, Accelera agrees to give Employee an option to purchase ONE MILLION (1,000,000) common shares of Accelera at a price of $0.0001 per share, to be vested Two Hundred and Fifty Thousand  (250,000) shares annually for 4 years, beginning March 12, 2014; with final vested shares on March 12, 2017.

VII.               SALARIED STATUS:

Employee understands and agrees that he is a salaried employee of management status, and as such is not entitled to overtime wages unless under special circumstances and specifically agreed to in writing.

VIII.               EXPENSE REIMBURSEMENT:

Employee shall be entitled to reimbursement for any and all expenses authorized and reasonably incurred in the performance of the functions of his duties.  Employee must timely provide Employer with an itemized account of all expenditures and with receipts therefor.  Any expenditure exceeding $200.00 shall require prior written authorization.

IX.               BENEFITS:

If or when not provided directly by At Home Health Services LLC and/or All Staffing Services, LLC, Employer will supply or continue payment of Employee's health insurance plan(s) during the term of this Agreement.

X.               VACATION:

Employee is entitled to three (3) weeks paid vacation annually plus all federal and state holidays.

XI.               SICK DAYS:

Employee shall be granted twelve (12) sick days per calendar year, which shall cumulate from year to year.  In the event Employee requires surgery, or additional sick days are required, Employee shall seek prior written approval.

Exhibit 10.4 -- Page 2

XII.               INSURANCE:

If or when not provided by At Home Health Services LLC and/or All Staffing Services, LLC, Employer shall continue to pay for health insurance and life insurance benefits with the same or better benefits as are currently provided to Employee by At Home Health Services LLC and/or All Staffing Services, LLC

XIII.               TERMINATION/SEVERANCE PACKAGE:

This Agreement shall be in effect for a period of thirty-six (36) months from its execution.

In the event that Employee is terminated for any reason other than malfeasance or criminal conduct that impacts Employer, Employer shall pay Employee within ten (10) days an amount equal to his base salary for the remaining period of time in the term of this Agreement.

XIV.               COVENANTS:

Employee agrees to not use, disclose, or communicate in any manner, proprietary information about Employer or At Home Health Services LLC or All Staffing Services, LLC, or their operations, clientele, or any other proprietary information that relates to the business of Employer or At Home Health Services LLC or All Staffing Services, LLC, or their customers, marketing strategies, trade secrets, or other information which is identified in writing to Employee as being "Confidential Proprietary Information".  This section shall not apply to information that is (a) otherwise in the public domain, (b) developed by or already known to Employee, At Home Health Services LLC, or All Staffing Services, LLC, (c) required to be disclosed by any court of law or governmental agency, or (d) that is provided to employees and/or agents of Employer or At Home Health Services LLC or All Staffing Services, LLC, including but not limited to accountants and attorneys.

XV.               NON-SOLICITATION OF CUSTOMERS:

For a period of one (1) year following termination of employment of Employee by Employer for any valid reason, Employer shall not solicit third party customers or clients of Employer.

XVI.               NON-RECRUITMENT OF EMPLOYEES:

For a period of one (1) year following termination of employment of Employee by Employer for any valid reason, Employer shall not recruit any of Employer's employees for the purpose of any third party outside business.

Exhibit 10.4 -- Page 3

XVII.               RECORDS AND ACCOUNTS:

Employee agrees that all records and accounts maintained during the course of employment pursuant to this Agreement (a) are the property of At Home Health Services LLC and/or All Staffing, LLC, (b) shall remain current, and (c) shall be maintained at Employer's place of business.

XVIII.               RETURN UPON TERMINATION:

Employee agrees that upon termination of this Agreement, he shall return to Employer all of Employer's property, including, but not limited to, intellectual property, trade secret information, customer lists, operation manuals, records, accounts, materials subject to copyright by Employer, Employer trademark or patent protection, customer and Employer information,  credit cards, business documents, reports, and any and all other property of Employer.

XIX.               INDEMNIFICATION FOR THIRD PARTY CLAIMS:

Employer agrees to hold harmless, indemnify, defend, and save Employee from and against all claims, liabilities, causes of action, damages, judgments, attorneys' fees, court costs, and expenses which arise out of Employee's normal course of performance of his duties, or occasioned by Employer.

XX.               ATTORNEYS' FEES AND COSTS:

Employee and Employer agree that should any action instituted by either party against the other regarding the enforcement of the terms of this Agreement, the non-prevailing party shall reimburse the prevailing party for the prevailing party's expenses relating to such action, including reasonable attorneys' fees and expenses through all appeals thereof.

XXI.               NOTICES:

Any notice or demand required or desired to be given under this Agreement shall be in writing and shall be personally served or in lieu of personal service may be given at the addresses and/or fax numbers set forth herein or otherwise known to the parties.  Any party may change its address or fax number by giving notice in accordance with the provisions of this Subsection.

Such notice shall be deemed as received on the third business day after mailing by certified mail; or on the day after being sent next day delivery by a recognized overnight delivery service; or on the day sent by facsimile transmission provided that the sender can show proof of such transmission and provided that an original of such notice is mailed by first class or certified mail, proper postage prepaid, within two business days of such facsimile transmission.

Exhibit 10.4 -- Page 4

Notices may be sent as follows or as otherwise directed by either party:

Employer:	Employee:
Accelera Innovations Inc	Daniel P. Gallagher
20511 Abbey Drive
Frankfort IL 60423

XXII.               ENTIRE AGREEMENT:

This Agreement represents the complete and exclusive statement of the Employment Agreement between the Employer and Employee.  No other agreements, covenants, representations, or warranties, express or implied, oral or written, have been made by the parties concerning this Employment Agreement.

XXIII.               PRIOR AGREEMENTS:

This agreement supersedes any and all prior agreements or understandings between the parties involving employment of Employee by Employer, including letters of intent or understanding, except for those documents specifically referred to within this Agreement.

XXIV.               MODIFICATIONS:

Employer and Employee agree that this Agreement constitutes the entirety of the Employment Agreement between the parties.  Any modifications to this Agreement may only be done in writing and must be signed by Employee and an officer of Employee.

XXV.               SEVERABILITY:

To the extent that any provision hereof is deemed unenforceable, all remaining provisions of this Agreement shall not be affected thereby and shall remain in full force and effect, and thereby held to be enforceable and valid; and the balance of this Agreement shall be construed to, and any invalidated section may be rewritten by a court of law to, achieve the intent of the invalidated portion as nearly as is legally possible.

XXVI.               WAIVER OF BREACH:

The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate as a waiver of any subsequent breach, and shall not be deemed a change in the terms of this Agreement.  No waiver shall be valid unless approved in writing and signed by the waiving party.  The failure of any party to enforce any provision of this Agreement shall not be construed as a modification or waiver of any of the terms of this Agreement, nor prevent that party from enforcing each and every term of this Agreement at a later time.

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XXVII.               AMBIGUITIES:

The parties agree that they have had opportunity for legal advice in executing this Agreement, and each party hereto therefore agrees that any ambiguity created by this document will not be construed against the other party.

XXVIII.               CHOICE OF LAW, JURISDICTION, AND VENUE:

Employer and Employee agree that this Agreement shall be interpreted and construed in accordance with the laws of the State of Illinois and that should any actions be brought against either party related to the terms or conditions of this Agreement, such actions shall be brought within a court of competent jurisdiction with the Will County, Illinois.

XXIX.               STATUTE OF LIMITATIONS:

Each party shall one year following termination of this Agreement to make any claims or institute any causes of action for damages relating to this Agreement.

XXX.               ATTORNEY REVIEW:

Each party warrants and represents that it has had the opportunity to rely on legal advice from an attorney of its choice, so that the terms of this Agreement and their consequences could have been fully read and understood by such party.

XXXI.               ASSIGNMENT:

Employee understands that Employee may assign this Agreement to Accelera, and that its terms shall remain binding on both parties.

XXXII.               COORDINATION WITH ACCELERA:

Employee understands that Employer may direct Employee to perform functions for or on behalf of Accelera and or All Staffing from time to time based on agreement(s) by Employer regarding same.

XXXIII.               MISCELLANEOUS:

This Agreement is binding on the successors, heirs, and assigns of each party hereto.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute this Agreement.

Exhibit 10.4 -- Page 6

Dated this December 13, 2013

Employer:	Employee:
Accelera Innovations Inc.

/s/ John Wallin	/s/ Daniel P.Gallagher
by: John Wallin, CEO	Daniel P. Gallagher

Accepted and obligations of Article VI Agreed to
by Accelera Innovations, Inc. this December 13, 2013

by: /s/ John Wallin	Attest: /s/ James Millikan
John Wallin, CEO	James Millikan, Secretary

Exhibit 10.4 -- Page 7